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A Member of The Security                               700 SW Harrison St.
Benefit Group of Companies                             Topeka, Kansas 66636-0001
                                                       (785) 431-3000

                                                                NEA VALUEBUILDER
                                                MARKETING ORGANIZATION AGREEMENT
                                                         ANNUALIZATION AMENDMENT

                          NEA Valuebuilder Variable Annuity TSA (the "Contract")

Marketing Organization:
Marketing Organization Number:
Effective Date of Annualization Amendment:

WHEREAS, Security Benefit Life Insurance Company and Security Distributors, Inc.
(collectively  referred  to herein as "SBL"),  and  Marketing  Organization  are
parties  to  the  NEA  Valuebuilder   Marketing   Organization   Agreement  (the
"Agreement"),  relating to the sale of the variable annuity contracts  specified above (the "Contract"); and

WHEREAS,  the parties wish to amend the Agreement as of the  Effective  Date set forth above, on the terms and conditions set forth herein;

NOW,  THEREFORE,  the  parties  agree to  amend  the  Agreement  by  adding  the following:

1.   SBL  agrees to  advance  one  hundred  percent  (100%)  of the  first  year commissions,  according to the formula set forth in paragraph 5 below, upon receipt at its Home  Office of an  application  for a Contract to be issued pursuant to Section 403(b) of the Internal Revenue Code.

2.   SBL agrees to advance one hundred percent (100%) of one year's  commissions on any increase in purchase  payments for any Contract  issued  pursuant to
     Section  403(b) of the  Internal  Revenue  Code;  provided  that  Marketing
     Organization  worked  with the  Contract  Ownr to  effect  said  increase.
     Increase  is defined  as any  increase  in  purchase  payments  made by the
     Contract  Owner  which is made as a result  of  direct  interaction  of the
     Marketing  Organization  with the Contract Owner and not as a result of any payroll  increase.  For  example,  if a  Contract  Owner is making  monthly purchase  payments of $50 and increases  that monthly  payment to $75 after meeting  with a  representative  of  Marketing  Organization,  the increase amount would be $25, and SBL would advance  commissions  on $300 (12 months multiplied by the increase  amount of $25).  Marketing  Organization  shall submit an increase form to SBL in connection  with any such increase.  Upon receipt of the increase and an increase form in proper order, SBL agrees to advance  100% of  commissions  for the 12 months  from the date of increase according to the formula set forth in paragraph 5 below.

3.   The amount of the commissions advanced to Marketing  Organization  pursuant to this  Amendment  will be a liability of the  Marketing  Organization  in favor of SBL. Such  liability to SBL shall be reduced by purchase  payments applied to the Contract for which the commission was advanced in the manner set forth herein.

4.   The amount of the  commissions  to be advanced is determined by multiplying
     (i) the planned premium or increase  amount,  by (ii) the mode factor,  and
     (iii) the commission rate. For example,  a monthly purchase payment of $50, assuming a commission  rate of 4%, would result in a first year  commission of $24, determined as follows: $50 X 12 X 4% = $24. Commission advances are available  only with  respect to  purchase  payments  to be made at regular intervals to a Contract and are not payable on Rev. Rul.  90-24  Transfers.
     The commission rate is set forth in the applicable commission schedule.

5.   The amount of the advance paid to Marketing  Organization  is maintained on
     SBL's books as a liability of the Marketing  Organization and is reduced by the commission  attributable to each purchase payment with respect to which the advance was paid as  received.  The amount  remaining on SBL's books is referred to herein as the "unearned commissions." For example, in paragraph
     4  above,  the  amount  paid to the  Marketing  Organization  is  $24.  The
     Marketing  Organization  earned $2 in  commissions  (the first $50 purchase payment  multiplied by a 4% commission rate) and so the amount of "unearned commissions" on SBL's books after the first purchase payment is $22 ($24 in commissions  advanced,  less  the $2 in  commission  earned).  If the  next monthly purchase payment is also $50, the amount of unearned commissions on
     SBL's books would be $20.

6.   If purchase  payments under a Contract,  with respect to which  commissions have been  advanced,  do not continue as planned for any reason  during the first Contract year or first year of any increase,  as applicable,  SBL, at its option,  may (i) reduce any  subsequent  advancing  of  commissions  to
     Marketing  Organization  which would  otherwise  have occurred by an amount equal to the unearned commissions outstanding, or (ii) declare all unearned
     commissions   immediately   due  and  payable,   in  which  case  Marketing
     Organization  shall pay all unearned  commissions  to SBL within 15 days of
     SBL's request for such payment.  Marketing Organization agrees that SBL, in its sole discretion,  may set-off any unearned  commission  against (i) any other  commissions  or payments  which SBL may owe  Marketing  Organization under the Agreement, and/or (ii) any other amounts which SBL, or any of its affiliates or subsidiaries, may owe Marketing Organization.

7.   In the event that either the Agreement or this Amendment is terminated, all unearned  commissions  shall  be  payable  to  SBL  immediately.  Marketing
     Organization agrees that SBL's right of set-off as set forth in paragraph 6 above shall also apply in respect of any unearned commissions  attributable to the termination of the Agreement or this Amendment.

8.   SBL  shall  have the  right at any  time,  and  without  prior  notice,  to terminate  this  Amendment  entirely  or  with  respect  to any  particular
     Contract.

9.   Any  failure by SBL to insist  upon  strict  compliance  with the terms and conditions of this  Amendment  shall not be construed as a waiver  thereof, except as may be provided  for in each  instance  by SBL in  writing.  This
     Amendment   shall  be  binding  upon  heirs,   executors,   administrators,
     successors and assigns of Marketing Organization.

10.  Marketing  Organization's  acceptance  of payment from SBL after receipt of this Amendment shall constitute the Marketing Organization's  acceptance of its terms.

SIGNED this __________ day of ____________________, 2001.

SECURITY DISTRIBUTORS, INC.              SECURITY BENEFIT LIFE INSURANCE COMPANY

By:         GREGORY J. GARVIN            By:         GREGORY J. GARVIN
        --------------------------              --------------------------------

Title:  President                        Title: Senior Vice President